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                                  AMENDMENT NO. 1 TO
                   SILICONIX KEY PROFESSIONAL PERFORMANCE UNIT PLAN


    The Siliconix Key Professional Performance Unit Plan is hereby amended as follows, effective as of January 1, 1996:

    1. Paragraph E of Article II on page 3 of the Plan is amended in its entirety to read as follows:

    "Payments may be paid out as earned as the Chairman of the Board in his discretion deems appropriate. A participant may elect to defer up to 100% of his/her award. The election to defer must be made in writing prior to the start of the performance cycle in which the award is to be earned. The deferral amounts shall be recorded by the Company in an account in the name of the participant which account also shall be credited with interest monthly from the date the bonus award is credited to the participant's account until final distribution of the account at a rate equivalent to the six-month United States Treasury Bill rate on the last business day of the preceding calendar year. The Company may establish a Rabbi Trust for the purpose of retaining assets set aside for payment of all or a portion of the deferred amounts and credited interest ("benefits"). Any benefits not paid from the Rabbi Trust shall be paid from the Company's general funds, and any benefits paid from the Rabbi Trust shall be credited against and reduce by a corresponding amount the Company's liability under the Plan.
    If the participant dies prior to receiving his/her entire account balance, the balance of his/her account as of the participant's date of death shall be paid to the person(s) designated as the participant's beneficiary under the Siliconix incorporated Retirement Plan, and if there is none, the participant's estate. The deferral election, made prior to each performance cycle, may be in one-year increments up to five years, cannot be changed once elected, and will be paid in one lump sum at the end of the specified period."

    2. The first sentence of Paragraph A of Article III on page 4 of the Plan is amended in its entirety to read as follows:

    "The Chairman of the Board of Directors and the Board Compensation Committee shall have full power and authority to administer and interpret the plan and to adopt such rules and regulations consistent with the terms of the plan as they deem necessary or advisable to carry out the provisions of the plan."

    3. The second sentence of Paragraph B of Article III on page 4 of the Plan is amended in its entirety to read as follows:

    "If a participant's employment terminates by reason of death, payment of the award shall be made to the person(s) designated as the participant's beneficiary


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    under the Siliconix incorporated Retirement Plan, and if there is none, the participant's estate."


    This Amendment No. 1 is executed effective as of January 1, 1996.


                                  SILICONIX INCORPORATED


                                  By/s/ Richard J. Kulle
                                    ------------------------------
                                       Richard J. Kulle
                                       President & CEO


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